Exhibit 99.1

News Release

For More Information Contact:

FOR IMMEDIATE RELEASE

Dane Anderson, CFO/VP

November 9, 2005	763-493-6370
www.mocon.com

MOCON Board Authorizes Company to Repurchase up to $2 Million of its Common Stock

MINNEAPOLIS, MN, November 9, 2005 – MOCON, Inc.   (Nasdaq:MOCO) today announced that its Board of Directors has authorized the company to repurchase up to $2,000,000 of its common stock.  This repurchase program supersedes the Board’s previous stock repurchase authorizations, under which $1,672,034 remained available for repurchase as of November 8, 2005.

Stock repurchases under the new program may be made through open market or privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on prevailing market conditions and other factors.  The repurchase program may be suspended or discontinued at any time.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food, and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements that can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which MOCON competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with MOCON’s acquisition strategy and international operations, and other factors set forth in MOCON’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq National Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.